Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of FirstMark Horizon Acquisition Corp. on Amendment No. 4 to the Form S-4 of our report dated March 26, 2021, except for the effects of the restatements discussed in Note 2 – Amendment 1 to which the date is May 26, 2021 and Note 2 – Amendment 2, as to which the date is December 14, 2021, with respect to our audit of the financial statements of FirstMark Horizon Acquisition Corp. as of December 31, 2020 and for the period from August 13, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

February 9, 2022